Exhibit 5.6

2029 Century Park East

Suite 300

Los Angeles, CA 90067

310-284-3880

310-284-3894 (Fax)

www.btlaw.com

November 25, 2014

Ply Gem Industries, Inc.

5020 Weston Parkway, Suite 400

Cary, North Carolina 27513

Re:	Ply Gem Industries, Inc. Exchange Offer for $150,000,000 6.50% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special counsel in the State of California to Simonton Industries Inc., a California corporation (“Simonton”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Ply Gem Industries, Inc., a Delaware corporation (the “Company”), and the Guarantors (as such term is defined in the Registration Rights Agreement dated as of September 19, 2014 (the “Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchasers) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). The Registration Statement relates to the registration under the Act of the Company’s $150,000,000 aggregate principal amount of 6.50% Senior Notes due 2022 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”). In connection with the Registration Statement, you have asked us to furnish the opinions set forth below. Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Registration Rights Agreement.

The Exchange Notes and the Guarantees are to be offered in exchange for the Company’s outstanding $150,000,000 aggregate principal amount of 6.50% Senior Notes due 2022 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Company and the Guarantors in accordance with the terms of the Indenture, dated as of January 30, 2014, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, as supplemented by the Supplemental Indenture, dated as of October 3, 2014 (as supplemented, the “Indenture”).

As special counsel to Simonton, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Indenture, the form of Exchange Notes, the form of the Guarantees and such corporate records and other documents as we have considered relevant and necessary for the purposes of this opinion.

November 25, 2014

As to matters of fact, we have relied upon representations of officers of Simonton, including but not limited to those set forth in the Certificate of the Secretary of Simonton, Inc. of even date herewith, and upon certain certificates of public officials. We have also received a certificate of the California Secretary of State regarding the good standing of the Company in the State of California (the “Good Standing Certificate”). As to matters of law, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of California, and we express no opinion regarding that state’s securities or “Blue Sky” laws.

We have also assumed, without independent investigation, (i) that the Exchange Notes and the Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Notes and the Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added. We have also assumed the correctness of all statements of fact contained in all agreements, certificates and other documents examined by us; the correctness of all statements of fact made in response to our inquiries by officers and other representatives of Simonton and by public officials; the legal capacity of all natural persons; the genuineness of all signatures on all agreements and other documents examined by us; the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon, and subject to, the foregoing, we are of the opinion that:

(i) Based solely on the Good Standing Certificate, Simonton is validly existing as a corporation and in good standing under the laws of the State of California;

(ii) Simonton has duly authorized, executed and delivered the Indenture;

(iii) Simonton has the requisite corporate power and authority to execute, deliver and perform its obligations under the Guarantees;

(iv) Simonton has duly authorized the Guarantees and the performance of its obligations thereunder; and

(v) The issuance of the Guarantees by Simonton and the execution and delivery by Simonton of the Guarantees and the Indenture do not, and if Simonton were to now perform its agreements in the Indenture and the Guaranties to which it is a party, such performance would not, result in a violation of the articles of incorporation, or by-laws, as amended, of Simonton as certified by Simonton as in effect on the date of this opinion, or any California statute, rule or regulation binding on Simonton.

November 25, 2014

We express no opinion with respect to any environmental laws, rules, or regulations, or any laws or regulations governing the sale or issuance of securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise. We do not undertake to advise you of any matter within the scope of this letter which comes to our attention after the delivery of this letter and disclaim any responsibility to advise you of future changes in law or fact which may affect the above opinions.

Very truly yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP